Exhibit 4.44

AMENDMENT NO. 1 TO MANAGEMENT SERVICES AGREEMENT

This Amendment No. 1 to Management Services Agreement made as of the 17th day of February, 2011.

BETWEEN:

OLYMPUS PACIFIC MINERALS INC., a Canadian company having its head office at 10 King Street East, Suite 500, Toronto, Ontario M5C IC3, Canada

(the "Company")

                                                                                     OF THE FIRST PART
AND:

JURA TRUST LIMITED, as trustee of the Jura Trust

(the "Consultant")

                                                                                     OF THE SECOND PART

WHEREAS:

A.
The Company and the Consultant entered into a Management Services Agreement dated December 20, 2010 (the “Management Services Agreement”) whereby the Company engaged the services of the Consultant to provide personnel (the “Manager”) to provide senior executive services for the Company as may be required by the Company for the proper management and advancement of the Company's business, upon the terms and conditions set out in the Agreement.

B.	The Management Services Agreement remains in full force and effect save and except for Schedules “A” and “B” which were replaced effective December 23, 2011.

C.	The Company and the Consultant have mutually agreed to amend the Management Services Agreement as set out herein.

NOW THEREFORE, in consideration of the mutual covenants and premises contained in the Management Services Agreement, in consideration of the Consultant continuing to provide its services to the Company, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties) the Consultant and the Company hereby agree to amend the Management Services Agreement as follows:

1.                       Interpretation

Words and expressions defined in the Management Service Agreement and not otherwise defined in this Amendment have the same meanings and constructions when used in this Amendment unless the context otherwise requires.

2.                      Amendment

The last sentence of section 2(g) of the Management Service Agreement is hereby deleted and replaced with the following:

For purposes of this Agreement, a “takeover of control” shall be evidenced by (i) the acquisition by any person, or by any person and its affiliates, as such terms are defined in the CBCA, and whether directly or indirectly, of common shares of the Company which, when added to all other common shares of the Company at the time held by such person and its affiliates, totals for the first time 50% or more of the outstanding common shares of the Company (ii) the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent directors of the Company, or the election of a majority of directors to the Company's board who were not nominees of the Company's incumbent board at the time immediately preceding such election; (iii) the consummation of a sale of all or substantially all of the assets of the Company, or the consummation of a reorganization, merger or other transaction which has substantially the same effect, except where such sale or transaction is for the purpose of financing the construction of a mine; or (iv) the failure of the Manager to be included as a nominee of management of the Company as a Director at any meeting of shareholders of the Company at which Directors are to be elected if requested by the Manager in writing at least seven days prior to the deadline for mailing the management proxy circular in respect of such meeting of shareholders of the Company (a “Takeover of Control”).

3.           Governing Law

The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the Province of Ontario and the laws of Canada.

4.           Counterparts and Facsimile

This Amendment may be executed in one or more counterparts and by facsimile transmission, each of which shall be deemed to be an original but all of which together will constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed and delivered as of the day and year first above set forth.

OLYMPUS PACIFIC MINERALS INC. Per: “David Seton”
Name:	David Seton
Title:	Executive Chairman

JURA TRUST LIMITED as trustee of the Jura Trust Per: “John Seton”
Name:	John A. G. Seton
Title:	Director

MANAGER

“John A. G. Seton”
________________________________
John A. G. Seton